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                Exhibit 10.3 - Management Consulting and Business
                    Development Agreement with Michael Nole

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                        BBJ ENVIRONMENTAL SOLUTIONS, INC.

                                       AND

                                  MICHAEL NOLE

                            MANAGEMENT CONSULTING AND
                         BUSINESS DEVELOPMENT AGREEMENT

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THIS AGREEMENT is made as of the 1st day of November, 2001

BETWEEN

(1) BBJ Environmental Solutions, Inc., whose principal place of business is at 6802 Citicorp Blvd., Suite 500, Tampa FL 33619 (as used herein, "CLIENT" shall mean and include BBJ Environmental Technologies, Inc. and its subsidiaries and affiliates); and

(2) Michael Nole whose principal address is ____________________, Florida ("NOLE").

NOW IT IS HEREBY AGREED as follows:


1. APPOINTMENT OF AGENCY

   1.1 CLIENT hereby appoints NOLE as its agent and consultant in connection with the development and overseeing of CLIENT's sales organization and business (such development is hereinafter referred to as the "BBJ Business Development"). NOLE hereby agrees to act in that capacity, subject to the terms and conditions of this Agreement.

   1.2 The services to be performed by NOLE as set forth above shall commence from the date of this Agreement and shall continue for the term of this Agreement as set forth in Section 10 below.

2. THE DUTIES HAVE NOLE

   2.1 NOLE will assist CLIENT (eighty (80) hours per month) in managing the sales organization and obtaining and/or developing information relating to any potential course for the BBJ Business Development and in assisting CLIENT in the implementation of each and every course selected to be pursued as may be directed by CLIENT. In particular, but without limitation, NOLE undertakes to the extent reasonably necessary for the BBJ Business Development:

      2.1.1 to work jointly with CLIENT to manage the sales efforts and research and evaluate the various sales alternatives and approaches available to enhance the businesses of CLIENT;

      2.1.2 to work jointly with CLIENT to analyze and consider CLIENT's short and long-term financial and future business expansion goals toward the development of a BBJ Business Development sales strategy and plan;

      2.1.3 to assist CLIENT with the development and implementation of marketing and sales strategies of CLIENT's products;

      2.1.4 to assist CLIENT in sales and marketing recruiting and training for CLIENT's business;

      2.1.5 to conduct on CLIENT's behalf strategic development with companies whose products and services can provide additional value to CLIENT's business;

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      2.1.6 to assist CLIENT with implementation of the sales reporting structure and tools necessary to properly manage the sales activities, and the associated costs and degrees of success of any actions taken in the BBJ Business Development in meeting targeted sales, marketing and financial goals, and to work jointly with CLIENT to institute changes when required;

      2.1.7 to assist CLIENT with developing a sales compensation plan consistent with sales and financial goals; and

      2.1.8 to provide CLIENT with ongoing advice and support in matters of general business development, marketing and promotion.

      In performing his services hereunder, NOLE will be acting in an advisory capacity to CLIENT and shall utilize his good faith efforts in undertaking such actions and doing such things as CLIENT shall reasonably deem appropriate under the circumstances.

   2.2 CLIENT hereby authorizes NOLE to use the trademarks and trade names of CLIENT currently in existence or to be developed on or in relation to products, services and collateral materials relating to the BBJ Business Development for the sole purpose of exercising his rights and performing his obligations under this Agreement.

3. THE DUTIES OF CLIENT

   3.1      CLIENT undertakes:

      3.1.1 to give NOLE such support as he may reasonably require in pursuing any course of action taken or to be taken in connection with the performance of his services under this Agreement;

      3.1.2 to provide to NOLE full and complete access to CLIENT's management and employees and to CLIENT's facilities and records as may be reasonably required for NOLE to perform his obligations under this Agreement; and

      3.1.3 to give NOLE such support as he may reasonably require in pursuing any course of action taken or to be taken in connection with the BBJ Business Development.

4. REMUNERATION

   4.1      For his services hereunder, CLIENT shall pay to NOLE

      4.1.1 Commencing November 1, 2001, and continuing thereafter during the term of this Agreement, CLIENT shall pay to NOLE a monthly fee of $6,000 payable in advance on the first day of each month of the term of this Agreement.

      4.1.2 On the execution of this Agreement, NOLE shall be granted an amount of stock options on terms and conditions outlined below.

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   4.2      In addition to the foregoing, CLIENT will reimburse NOLE for the out-of-pocket expenses incurred by NOLE in connection with and/or relating to the BBJ Business Development including telephone, travel expenses as shall have been previously approved by CLIENT and such other expenses as NOLE shall apprise CLIENT of from time to time.

   4.3 As further compensation for the services rendered, the Company shall grant to the employee non-qualified options to purchase an equal number of series 1 options and series 2 options for 700,000 shares. Each series 1 option and series 2 option is exercisable to purchase one share of BBJ Environmental Technologies, Inc.'s common stock at an exercise price of $0.375 per share. The exercise price of all Options granted shall be paid at the time of exercise in cash, check or money order, or a full recourse note in form satisfactory to the Company. The series 1 options are exercisable at anytime between the date of issuance and December 31, 2001. Upon the exercise of series 1 options, an equal number of series 2 options shall vest and become exercisable at anytime between January 1, 2002 and December 31, 2002 (whereupon the Option shall expire and shall thereafter be null and void and be of no further force or effect).

5. CONFIDENTIAL INFORMATION

   5.1 In the performance of the services by NOLE under the terms of this Agreement, each party may be exposed to confidential information and materials of the other party. Both parties agree that they shall treat as confidential and shall not disclose to any third party all information in whatever form, whether written or oral, received from the other party and shall use such information only in connection with the transactions set forth in this Agreement.

   5.2 The obligation of confidentiality and the obligation to refrain from unauthorized use undertaken by the parties under Paragraph 5.1 shall not be applicable to any information which is (i) in such party's possession prior to receipt thereof from the other party; (ii) is or hereafter becomes part of the public domain through no fault of the receiving party; or (iii) is received as a matter of right from a third party not subject to a confidentiality obligation to the disclosing party.

   5.3 All written information of the disclosing party, including, without limitation, any samples or materials, furnished to the receiving party by or on behalf of the disclosing party, and all copies, reproductions and portions thereof, and all written data and information based on or derived therefrom and all documents or media containing any such Information shall be and remain the exclusive property of the disclosing party, and the receiving party agrees promptly to deliver same to the disclosing party immediately upon the disclosing party's request.

   5.4 Notwithstanding anything contained in this Agreement to the contrary, CLIENT hereby covenants and agrees with NOLE to carefully guard and keep confidential, and shall not disclose to any third

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      party, any and all reports, materials and studies prepared by NOLE, whether solely by NOLE or jointly by NOLE and CLIENT and/or any other party, and furnished by NOLE to CLIENT under this Agreement.

   5.5 Each party shall treat the specific provisions of this Agreement as confidential information subject to the provisions of this Section 5.

   5.6      This Section 5 shall survive any termination of this Agreement.

6. NOLE PROPRIETARY INFORMATION AND METHODOLOGIES.

   6.1 Notwithstanding anything contained in this Agreement to the contrary, in performing the services described in this Agreement, NOLE may use certain proprietary information, analytical processes, approaches, frameworks, methodologies, software and documentation (the "NOLE Proprietary Information and Methodologies"). The NOLE Proprietary Information and Methodologies are owned by NOLE, who shall at all times retain all rights, title and interest therein and CLIENT shall not have any license, right, title and/or interest therein. CLIENT agrees (i) not to use the NOLE Proprietary Information and Methodologies for any purpose other than as expressly authorized by NOLE in writing, (ii) not to disclose or make available to any third party in any way any of the NOLE Proprietary Information and Methodologies and (iii) not to copy in whole or in part (except for an archival copy or copies of software made in the course of automatic backups), modify, reverse engineer, decompile or disassemble any of the NOLE Proprietary Information and Methodologies.

   6.2 It is understood and agreed that NOLE and CLIENT will jointly own all discoveries, inventions, works of authorship, documents, reports and materials (including copyrights and patents and patent applications) which are conceived, originated or prepared by NOLE during the performance of the aforesaid services ("work product"), whether or not (i) prepared on or off CLIENT's premises and/or (ii) solely by NOLE or jointly by NOLE and CLIENT and/or any other party and/or (iii) they are "works for hire" under the U.S. Copyright Act.

   6.3      This Section 6 shall survive any termination of this Agreement.

7. NOLE CONTACTS

   7.1 It is hereby expressly understood and acknowledged that during the term of this Agreement, NOLE and CLIENT will be revealing and making available to each other key contacts and relationships. Accordingly, notwithstanding anything in this Agreement to the contrary, NOLE and CLIENT agree that during and after the term of this Agreement (i) each of these contacts and/or relationships shall jointly remain the property of NOLE and Client.

   7.2      This Section 7 shall survive any termination of this Agreement.

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8.    [Left blank intentionally.]

9.    [Left blank intentionally.]

10. DURATION AND TERMINATION

   10.0 This Agreement shall come into force on the date set forth above and shall continue in effect for an initial period ending October 31, 2002 and thereafter shall be renewed automatically for additional periods of one year each, unless and until terminated at the end of the initial period or any such additional one-year period by either party giving to the other party written notice of termination at least 30 days prior to the end of such period. In the event of renewal or renewals, no additional options shall be granted to Note pursuant to Section 4.1.2 unless otherwise agreed to by the parties in writing.

   10.1.1 The Client reserves the right to terminate this agreement on March 1, 2002, should NOLE fail to perform said services and achieve results that are mutually defined and agreed upon in Section 2.

   10.1.2 Client agrees to provide 30 day written notification to NOLE of intention to terminate this Agreement and allow NOLE up to 30 days to remedy to the satisfaction of the Client.

   10.2     Upon the termination of this Agreement for any reason:

   10.2.1 NOLE shall cease to perform any further services under this Agreement.

   10.2.2 NOLE shall be entitled to receive and continue to receive, and shall be paid by CLIENT, fees and reimbursement of expenses due NOLE under
      Section 4 in connection with the period up to the termination date; however, all previously granted stock options to the extent not exercised on or before the termination date shall expire on the close of business on the Termination Date.

   10.3 The termination of this Agreement and/or of the performance by NOLE of services under this Agreement for any reason whatsoever shall not release the parties from their respective covenants and obligations under this Agreement which by their nature contemplate the continuance of such covenants or obligations beyond such termination, including, without limitation, the covenants and obligations under Sections 4, 5, 6, 7 and this Section 10.

11.GENERAL

   11.1 Neither CLIENT nor NOLE shall have the right to assign, sell, pledge or otherwise dispose of their respective rights and obligations under this Agreement without the other party's prior

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      written consent and then only in accordance with the terms of such consent.

   11.2 This Agreement constitutes the sole, entire and exclusive agreement between NOLE and CLIENT relating to services to be performed by NOLE in connection with the BBJ Business Development and supersedes any and all prior and contemporaneous discussions, proposals, negotiations, representations, understandings, arrangements and agreements. Any additional or conflicting terms, whether or not material, shall not, in any manner, by implication, by waiver, or otherwise, govern the relationship between CLIENT and NOLE. Any waiver of any term of this Agreement shall only be effective as against any party hereto if such waiver is contained in a written instrument duly executed by or on behalf of such party and no failure or delay by any party hereto to enforce the terms of this Agreement shall not be deemed a waiver of such term.

   11.3 This Agreement may not be amended, modified or changed except by an instrument in writing executed by both CLIENT and NOLE.


AGREED AND ACCEPTED                         BBJ ENVIRONMENTAL SOLUTIONS, INC.





By: /s/ Michael Nole                        By:  /s/ Jerry V. Schinella
   -----------------------------                --------------------------------
Name: Michael Nole                          Name/Title:
                                            Jerry V. Schinella/President


The undersigned executive officer of BBJ Environmental Technologies, Inc. is authorized by Board of Directors to grant the options referenced in this agreement on the terms provided herein.